Exhibit 3.1

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF

CYBEROPTICS CORPORATION

I, the undersigned, do hereby certify that, the amendment and restatement of the Articles of Incorporation of CyberOptics Corporation (this “Corporation”) were duly adopted pursuant to 302A of the Minnesota Business Corporation Act (the “MBCA”). These Amended and Restated Articles of Incorporation of this Corporation incorporated under the MBCA, supersede and take the place of the existing Articles of Incorporation and all prior amendments thereto:

ARTICLE I – NAME

The name of this Corporation is CyberOptics Corporation.

ARTICLE II – REGISTERED OFFICE

The address of the registered office of the Corporation is 1010 Dale St N, St Paul, MN 55117. The name of the registered agent is C T Corporation System Inc.

ARTICLE III – AUTHORIZED SHARES

This Corporation is authorized to issue an aggregate total of 100 shares, all of which shall be designated Common Stock, having a par value of $0.01 per share.

ARTICLE IV – NO CUMULATIVE VOTING

No shareholder of this Corporation shall have any cumulative voting rights.

ARTICLE V – PREEMPTIVE RIGHTS

No shareholder of this Corporation shall have any preemptive rights by virtue of Section 302A.413 of the MBCA (or similar provisions of future law) to subscribe for, purchase, or acquire any shares of this Corporation of any class, whether unissued or now or hereafter authorized, or any obligations or other securities convertible into or exchangeable for any such shares.

ARTICLE VI – WRITTEN ACTIONS BY DIRECTORS

Any action required or permitted to be taken at a meeting of the Board of Directors of this Corporation not needing approval by the shareholders under the MBCA, Chapter 302A, may be taken by written action signed, or consented to by authenticated electronic communication, by the number of directors that would be required to take such action at a meeting of the Board of Directors at which all directors were present.

ARTICLE VII – LIMITATION OF LIABILITY

A director of this Corporation shall not be personally liable to this Corporation or its shareholder for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to this Corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Sections 302A.559 of the MBCA; or (iv) for any transaction from which the director derived an improper personal benefit.

Any repeal or modification of the foregoing provisions of this Article VII by the shareholders of this Corporation shall not adversely affect any rights or protection of a director of this Corporation existing at any time of such repeal or modification.